Exhibit 99.1

2023 DEFERRED SHARE PLAN SCHEME RULES

1.	DEFINITIONS

1.1	In the DSP, unless the context indicates otherwise, the following words and expressions will have the meanings assigned thereto:

1.1.1	“Acceptance Date”	means the date by which an Employee is obliged to deliver an Acceptance Notice to the Employer Company in order to participate in the DSP (in accordance with the terms of clause 6.4);

1.1.2	“Acceptance Notice”	means the notice delivered by an Employee to an Employer Company indicating his acceptance of an Allocation (in accordance with the terms of clause 6.4);

1.1.3	“Administrator”	means a Group Member appointed by an Employer Company to act on behalf of that Employer Company in performing the obligations of that Employer Company in accordance with the terms of the DSP;

1.1.4	“Allocation”
means a total annual unit allocation amount (calculated in accordance with the terms of the DSP) approved by Remco on the recommendation of the Employer Company, made by an Employer Company to an Employee in respect of a Financial Year in terms of clause 6;

1.1.5	“Allocation Date”	means the day on which an Allocation is awarded by an Employer Company to an Employee, as determined by Remco;

1.1.6	“Allocation Notice”	means the notice delivered by an Employer Company to an Employee, notifying such Employee of an Allocation (in terms of clause 6.2) and setting out the terms of the Allocation;

1.1.7	“Allocation Policy and Performance Conditions”	means the proposed allocation policy and performance conditions which apply to Participants, made in terms of clause 4, attached hereto marked Annexure A, as amended by Remco from time to time;

1.1.8	“Board”	means the board of directors of the Company or any committee thereof to whom the powers of the board of directors of the Company in respect of the DSP are delegated;

1.1.9	“Broker”	means the financial intermediary appointed by the Company and the Employer Company to perform the services specified in the DSP on behalf of the Participants;

1.1.10	“Brokerage Account”	means the account with the Broker, which the Company will open in the name of the Participant;

1.1.11	“Closed Period”	means a closed period as (i) prescribed in the Listings Requirements or in accordance with applicable law or regulation or (ii) communicated by the Company;

1.1.12	“Companies Act”	means the United Kingdom’s Companies Act 2006;

1.1.13	“Company”	means AngloGold Ashanti plc, a public company duly incorporated and registered in accordance with the laws of England and Wales under registration number 14654651;

1.1.14	“Control”
means, in relation to a body corporate, the power of a person to secure by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate, or as a result of any powers conferred by the articles of association, or other document regulating that or any other body corporate, that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

1.1.15	“DSP”	means the plan constituted by these rules known as the “AngloGold Ashanti 2023 Deferred Share Plan”, as amended from time to time;

1.1.16	“Data Protections Laws”
the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation;

1.1.17	“Employee”
means any employee (including an executive director holding salaried employment or office but excluding a non-executive director) of the Group who is eligible to participate in the DSP in accordance with Remco’s determination from time to time.

For purposes of the DSP, Employees are categorised as “Executives” and “Key Employees”;

1.1.18	“Employees’ Tax”	means employees’ Tax which any current or former Employer Company is required to withhold and account to the relevant tax authorities;

1.1.19	“Employer Company”
means the specific entity (which includes both local and foreign entities) within the Group that employed the Participant for the greater part of the Financial Year taken into account in making the Allocation or that employed the Participant at the time of his termination of employment (as applicable);

1.1.20	“Executive Officer”	means an “executive officer”, as defined in Rule 3b-7 of the U.S. Exchange Act or an “officer” as defined in Rule 16a-1(f) under the U.S. Exchange Act;

1.1.21	“Executives”	means the Employees selected by Remco who have senior positions in management and are employed on a full-time basis;

1.1.22	“Exercise”	means when a Participant chooses to “convert” his Vested Units into Shares in accordance with clause 9;

1.1.23	“Exercise Date”	means the day on which the Participant Exercises his Vested Units in accordance with clause 9;

1.1.24	“Exercise Period”
means the period during which Participants are entitled to Exercise their Vested Units. This period is determined by Remco in terms of clause 5.1.6 and notified to the Participant in the Allocation Notice; provided that Participants shall never have more than 10 (ten) years from the Allocation Date in which to Exercise their Vested Units;

1.1.25	“Financial Year”	means the Company’s financial year, which runs from 1 January to 31 December;

1.1.26	“Foreign Private Issuer”	means a “foreign private issuer” as defined in Rule 405 of Regulation C under the U.S. Securities Act;

1.1.27	“FSMA”	means the United Kingdom’s Financial Services and Markets Act 2000;

1.1.28	“Group”	means the Company and its Subsidiaries and “Group Member” will be construed accordingly;

1.1.29	“ill-health”
means a physical, mental or psychological condition, including a disability or a condition caused by an injury, diagnosed by a Company approved Medical Practitioner, which renders the Employee incapable of performing his duties in terms of his employment contract; provided that, to the extent necessary to avoid additional Taxes or penalties under Section 409A, ill-health shall not exist unless it also qualifies as a “Disability” for purposes of Treas. Reg. § 1.409A-3(i)(4);

1.1.30	“Key Employees”	means Employees who have specialist skills required in the Company’s highly technical business and who are not Executives;

1.1.31	“Listings Requirements”	means the listing standards of NYSE;

1.1.32	“Medical Practitioner”	means a person who is certified to diagnose and treat patients and who is registered with the General Medical Council or its equivalent in countries outside of the United Kingdom;

1.1.33	“NYSE”	means the New York Stock Exchange;

1.1.34	“Participant”
means an Executive or Key Employee that is awarded an Allocation (in terms of clause 6) and thereby becomes subject to the terms and conditions of the DSP, and (save for the provisions of clause 16) shall include Participants who are no longer employed by an Employer Company but are entitled to continue to participate in the DSP (in terms of clause 14);

1.1.35	“Personal Data”	means personal information as defined in the Data Protection Laws;

1.1.36	“Remco”
means the Compensation and Human Resources Committee of the Board or any person(s) to whom the powers of Remco in respect of the DSP have been delegated (but then only in accordance with the terms of such delegation) which persons do not hold any executive office within the Group;

1.1.37	“Remuneration Policy”	means the Company’s directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act;

1.1.38	“Retirement”	means the termination of the employment of an Employee upon the Employee reaching the retirement age applicable to the Employee concerned;

1.1.39	“Retrenchment”	means the termination of the employment of an Employee by virtue of the operational requirements of the Employer Company concerned;

1.1.40	“Section 409A”	means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder;

1.1.41	“Share”	means an ordinary share designated as such in the articles of association of the Company;

1.1.42	“Sign-On Award”	means an award granted pursuant to clause 10.2 that qualifies as an “inducement grant” for purposes of the Listing Requirements;

1.1.43	“Subsidiaries”	means any company which is at the relevant time a subsidiary as defined in section 1159 of the Companies Act;

1.1.44	“Substitute Award”	means an award granted pursuant to clause 10.5;

1.1.45	“Tax”
includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the forgoing, imposed by legislation that applies to the DSP, a Participant or the Group, from time to time, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto;

1.1.46	“Units”	means, in respect of an Allocation, the notional number calculated in terms of clause 8;

1.1.47	“Unit Grant Price”	means a value that is determined by using the volume weighted average share price of a Share on the NYSE over the 5 (five) trading days immediately prior to the Allocation Date;

1.1.48	“U.S. Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended;

1.1.49	“U.S. Securities Act”	means the U.S. Securities Act of 1933, as amended;

1.1.50	“Vest”	means the moment when a Participant is entitled to Exercise his Units in accordance with clause 9 and “Vested” and “Vesting” shall have equivalent meanings;

1.1.51	“Vesting Date”	subject to clauses 6, 13.5 and 14, means the date which occurs after the expiry of the Vesting Period; and

1.1.52	“Vesting Period”	means the period which commences on the Allocation Date and terminates at the end of the period(s) set out in the Allocation Notice.

1.2	General Interpretation

For the purposes of the DSP the following rules of construction shall apply, unless the context requires otherwise:

1.2.1	Words importing –

1.2.1.1	any gender include the other genders;

1.2.1.2	the singular include the plural and vice versa; and

1.2.1.3	natural persons include artificial persons and vice versa.

1.2.2
If any provision in a definition is a substantive provision conferring a right or imposing an obligation on any party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of the DSP.

1.2.3	Words and expressions defined in the Companies Act which are not defined in the DSP shall have the same meanings in the DSP as those ascribed to them in the Companies Act.

1.2.4	The DSP will be given effect to in accordance with:

1.2.4.1	the Companies Act;

1.2.4.2	the U.S. Securities Act and U.S. Exchange Act;

1.2.4.3	the Listings Requirements; and

1.2.4.4	the Remuneration Policy.

1.2.5
All references to a statute, statutory provision and the Listings Requirements shall be to such statute, statutory provision and the Listings Requirements (as the case may be) as at the date of adoption of the DSP by the Company and as amended, replaced or superseded from time to time thereafter.

1.3	Headings and Sub-headings

All the headings and sub-headings in the DSP are for convenience only and are not to be taken into account for the purpose of interpreting it.

2.	OBJECT

The object and purpose of the DSP is to:

2.1	incentivise the Group’s Executives and Key Employees to meet strategic short-, medium- and long-term objectives that will help deliver value to shareholders;

2.2	achieve alignment between the Participants’ remuneration and the interests of the Company’s shareholders; and

2.3	act as a retention and/or recruitment mechanism in a market where highly skilled people are in high demand.

3.	ADMINISTRATOR

An Employer Company may appoint an Administrator to act on its behalf in performing its obligations as an Employer Company under the DSP. For purposes of the DSP, references to “Employer Company” include an Administrator that has been appointed by an Employer Company in terms of this clause 3.

4.	ALLOCATION POLICY AND PERFORMANCE CONDITIONS

4.1
Remco shall be entitled, subject to the provisions of the DSP, to make and establish an Allocation Policy and Performance Conditions as it deems expedient or necessary for the proper implementation of the DSP.

4.2	Remco may, from time to time, in its sole discretion, amend the Allocation Policy and Performance Conditions, provided that the amendments:

4.2.1	are in line with the Remuneration Policy; and

4.2.2	take due account of prevailing market trends and what is regarded as “remuneration best practice” at the time of such amendments.

4.3
Subject to clauses 14, 16 and 17, once an Allocation has been made, the Allocation Policy and Performance Conditions which pertain to that specific Allocation may not be amended or varied. This does not, in any way, restrict the provisions set out in clause 13.

5.	ANNUAL REMCO DETERMINATION

5.1	Each year, Remco shall determine and (as contemplated in clause 4), if deemed appropriate, amend the respective Allocation Policy and Performance Conditions to record the following:

5.1.1	which Employees shall receive an Allocation;

5.1.2	the size of the Allocations to be granted to the Employees;

5.1.3	the Allocation Date;

5.1.4	the Acceptance Date;

5.1.5	the Vesting Dates and Vesting Periods that will apply to an Allocation; and

5.1.6	the Exercise Period.

5.2
The Vesting Period set out in the DSP shall not be less than a period of 1 (one) year and not longer than a period of 5 (five) years. A single Allocation made to an Employee may have more than 1 (one) Vesting Date and, as a result, more than 1 (one) Vesting Period. Save where the provisions of clause 5.3 below apply, a single allocation to an Executive will Vest over a period of 5 (five) years (20% (twenty per cent.) per annum).

5.3
Remco may, in its sole and absolute discretion approve the award of ad hoc Allocations to new Employees to incentivize them to join the Group and/or to compensate them for incentive awards that they have forfeited from their previous employer (sign-on Allocations) on terms and conditions as it may deem appropriate subject to Annexure A hereto, and in the case of any Sign-On Awards awarded to a new employee, provided such Allocations are in line with the Remuneration Policy.

5.4
Remco shall set out the criteria on which Allocations are made in accordance with the terms of the DSP. The criteria shall be aligned with the strategic objectives of the Company and the DSP (as set out in clause 2 above).

6.	ALLOCATIONS

6.1	Upon the determination by Remco of the matters set out in clause 5, an Employer Company shall be entitled to award an Allocation to an Employee on the terms set out hereunder.

6.2
The Employer Company shall deliver an Allocation Notice to the Employee (in such form as the Employer Company shall determine), with such Allocation Notice delivered on the Allocation Date, notifying him of:

6.2.1	the Acceptance Date;

6.2.2	the size of the Allocation (which is calculated in accordance with the formulae in the DSP);

6.2.3	the number of Units applicable to the Allocation (calculated in terms of clause 8);

6.2.4	the Vesting Dates and Vesting Periods applicable to the Allocation;

6.2.5	the Exercise Period; and

6.2.6	the fact that the Employer Company may open a Brokerage Account in his name.

6.3	There will be no payment by the Participant for the Allocation.

6.4	The Employee must deliver an Acceptance Notice to the Employer Company on or before the Acceptance Date indicating:

6.4.1	his acceptance of the terms and conditions of the DSP (including, but not limited to, those set out in clause 19);

6.4.2	his consent to a Brokerage Account being opened in his name (he must also provide any “Know Your Client” supporting information and documentation required to open the Brokerage Account).

6.5
The obligations of an Employer Company under the DSP with respect to an Allocation shall be postponed until such time as the Participant has delivered his Acceptance Notice to the Employer Company in accordance with clause 6.4 above; provided that if the Participant fails to deliver his Acceptance Notice to the Employer Company within 30 (thirty) days of the Acceptance Date, he shall be deemed to have accepted the Allocation. The Employer Company will not be liable for any loss that may be suffered by the Participant as a result of the postponement of its obligations in terms of this clause 6.5.

6.6	An Employee may not transfer, cede, pledge or alienate in any way whatsoever their rights as a Participant under the DSP.

6.7
For the avoidance of doubt, the Allocation does not give a Participant any right to participate in the DSP, or any rights to Shares until and to the extent that the terms and conditions in the DSP have been met.

7.	THRESHOLD

7.1	Allocations are subject to an annual cap of 1% (one per cent.) of the issued share capital of the Company.

8.	CALCULATION OF UNITS

8.1	The number of Units attributable to an Allocation shall be calculated by dividing the Allocation by the Unit Grant Price and rounding-down the resultant number to the next whole number.

8.2	Subject to:

8.2.1	clause 14; and

8.2.2	the Participant being an employee of the Group on the Vesting Date,

the number of Units determines the number of Shares that a Participant has a right to acquire on the terms of, and subject to the conditions of this DSP.

8.3
For the avoidance of doubt, the Allocation of the Units does not constitute the issue of Shares nor does it give a Participant the right to Shares until and to the extent that the provisions of the DSP have been satisfied. Accordingly, the Units are granted on the understanding that the Units may not be traded or used as security for any obligations and any attempt to trade in Units or use them as security for any obligations shall result in the forfeiture of the relevant Units.

9.	VESTING AND EXERCISE OF UNITS AND ACQUISITION OF SHARES

9.1
On the Vesting Date, a Participant shall have the right to Exercise the number of Units calculated in terms of clause 8. Participants are not obliged to Exercise their Units on the Vesting Date; they may choose to Exercise their Units at any point during the Exercise Period. Vested Units will lapse if not exercised during the Exercise Period. A Participant shall have no right to any cash payment in terms of the DSP.

9.2
As soon as practicable after the Exercise Date, the number of Shares to which each Participant becomes entitled shall be calculated in accordance with the DSP. The Participant shall, subject to any other provisions of the DSP which may apply, be entitled to delivery of such number of Shares.  The Shares delivered to the Participant may be Shares acquired through the market or, to the extent permitted under applicable law, regulation or Listing Requirement, Shares that are issued by the Company.

9.3
A number of Shares equal to the number of Units Exercised will be procured by the Employer Company for delivery to the Participant, which Shares will be fully paid up and will rank pari passu with the existing issued Shares and will have the same voting rights as the existing issued Shares.  If the Shares are not yet issued, the Board will procure that they are listed on the NYSE (or other applicable exchange) upon issue.

9.4	Subject to clause 22.2, a Participant shall be entitled to dispose of any Share acquired by him pursuant to the DSP at any time after the Share has been delivered to him.

10.	Shares Available for the DSP

10.1	The maximum number of Shares that any one Participant may acquire in terms of the DSP shall not exceed 1,000,000 (one million) Shares.

10.2
The aggregate number of Shares that may be utilised for this DSP shall not exceed 20,000,000 (twenty million) Shares; provided that, any Shares issued in respect of Sign-On Awards or Substitute Awards will not be taken into account for purposes of determining the limits in clause 10.1 and this clause 10.2.

10.3
Shares used to satisfy obligations under the DSP may be newly issued Shares, or, if Remco so determines Shares purchased on market. For so long as the Company qualifies as a Foreign Private Issuer, and until the end of the transition period provided for in the Listing Requirements regarding shareholder approval of equity plans for Foreign Private Issuers who lose such status, Shares purchased on market will not be taken into account for purposes of determining the limits in clauses 10.1 and 10.2.

10.4
The Company shall summarise in its annual financial statements the number of Shares that may be utilised for purposes of the DSP at the beginning of the Financial Year, changes in such number during the accounting period and the balance of Shares available for utilisation for the purposes of the DSP at the end of the Financial Year.

10.5
It is expected that, from time to time, the Company will grant awards (“Substitute Awards”) in assumption of, in substitution for or in exchange for awards previously granted or the right or obligation to make future awards by a company acquired by any Group Member or with which any Group Member combines, which shall include any awards granted in respect of awards, rights or obligations under the following plans of AngloGold Ashanti Limited: (a) the Bonus Share Plan, as amended on 27 March 2013; (b) the Long-Term Incentive Plan, as amended on 27 March 2013; and (c) the Deferred Share Plan 2018, as amended on 20 February 2023.

11.	BROKERAGE ACCOUNTS

11.1
The Participant shall have full ownership rights in the Shares in his Brokerage Account (including the right to dispose of the Shares subject to the Group’s policies and procedures relating to trading in the Company’s securities, the provisions of FSMA, and any other applicable laws and regulations).

11.2
Subject to the Employer Company exercising a discretion to the contrary, the Participant shall be personally responsible for maintaining the Brokerage Account and paying all relevant fees and Taxes when he ceases to participate in the DSP.

11.3
After the Exercise Date, the Participant may instruct the Broker to transfer his Shares to a different brokerage account; provided that all costs associated with the transfer will be for the Participant’s account.

12.	DISTRIBUTIONS

12.1
As a Unit is not a Share and does not represent a Share or, in itself, an entitlement to a Share, it follows that the Employer Company will not be obliged to pay a Participant any amount relating to distributions made by the Company during the Vesting Period.

12.2
Unless otherwise provided in an Allocation Notice, Participants shall receive dividend equivalents in respect of their Vested Units in the form of a cash payment which is equal in value to the dividends (including, unless Remco determines otherwise, with respect to any special dividends declared) which would have been paid on the number of Shares that a Participant has a right to acquire on the terms of, and subject to the conditions of this DSP (calculated in terms of clause 8) during the Vesting Period and treating such dividends (including, unless Remco determines otherwise , with respect to any special dividends declared) as having been re-invested in Units at the respective payment dates for the purposes of this calculation.

12.3
Any distributions made by the Company after the Vesting Date in terms of clause 12.2 shall be due and payable by the Employer Company to the Participant, subject to the deduction by the Employer Company of any applicable Tax.

13.	REDUCTION OR FORFEITURE OF ALLOCATION

13.1
Any Allocations made to the Chief Financial Officer or the Chief Executive Officer may be subject to reduction, forfeiture or clawback (in whole or in part) in accordance with section 304 of the Sarbanes Oxley Act, 2002.

13.2
Any Allocations made to any Participant may be subject to reduction, forfeiture or clawback (in whole or in part) if required by any applicable law or regulation or the Listings Requirements or to the extent provided for under any applicable policy of the Company (including any future policy adopted to comply with any change in the Listing Requirements as a result of the Final Rule pertaining to “Listing Standards for Recovery of Erroneously Awarded Compensation” outlined in Federal Register, SEC Release Nos. 33-11126; 34-96159 (the “Erroneously Awarded Compensation Policy”)).

13.3	In addition, Remco may exercise its discretion to determine that a Participant’s Allocation is subject to reduction, forfeiture or clawback (in whole or in part) if:

13.3.1	there is reasonable evidence of misbehaviour or material error by a Participant; or

13.3.2
the financial performance of the Group, the Company, the Employer Company or the relevant business unit for any Financial Year in respect of which an Allocation is based have subsequently appeared to be materially inaccurate; or

13.3.3	the Group, the Company, the Employer Company or the relevant business unit suffers a material downturn in its financial performance, for which the Participant can be seen to have some liability; or

13.3.4	the Group, the Company, the Employer Company or the relevant business unit suffers a material failure of risk management, for which the Participant can be seen to have some liability,

or in any other circumstances if the Remco determines that it is reasonable to subject the Allocations of one or more Participants to reduction, forfeiture or clawback.

13.4
To the extent that this clause 13 applies to a Participant, Remco shall determine if the Participant’s Allocation shall be forfeited in whole or in part and, if Remco does so determine that all or a portion of the Participant’s Allocation shall be forfeited, that Allocation shall be forfeited with effect from the date of the determination; provided that, where the Erroneously Awarded Compensation Policy applies, all determinations will be consistent with the requirements of such policy.

13.5
Remco may postpone the Vesting Date in respect of any Participant if, at the Vesting Date, there is an ongoing investigation or other procedure being carried on to determine whether the forfeiture provisions apply in respect of a Participant, or Remco decides that further investigation is warranted. In such event, the Vesting Date shall be deemed to be the date upon which the investigation or procedure has been completed and Remco has determined that the Participant’s Allocation shall not be forfeited.

14.	TERMINATION OR cESSATION OF EMPLOYMENT

14.1
Subject to clauses 14.2 to 14.6 (inclusive), the right of a Participant to receive Shares or payment of any amount in terms of the DSP shall be forfeited by the Participant immediately upon the Participant ceasing to be employed by an Employer Company. Any Shares, which are not issued to Participants as a result of forfeiture in terms of this clause 14, shall revert back to the DSP.

All Participants

14.2
In the event that a Participant dies, the Vesting Date for the purpose of clause 9.1 will be accelerated to the date of death and the Participant’s estate shall be entitled to receive the full number of Shares to which the Participant would have been entitled had the Vesting Date not been accelerated. The Employer Company shall deliver the Shares to the Participant’s estate within a reasonable period after the accelerated Vesting Date (but, for Participants subject to U.S. taxation, in no event later than March 15th of the year following the year in which the Participant dies).

14.3	In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:

14.3.1	the transfer of the business in which the Participant is employed to a third party as a going concern; or

14.3.2	the Employer Company through which the Participant is eligible to participate in the DSP ceasing to be a Group Member,

Remco may determine that:

14.3.3
the Vesting Date for the purpose of clause 9.1 will be accelerated to the date of the event contemplated in clause 14.3.1 or 14.3.2 (as the case may be) and the Participant shall be entitled to receive a number of Shares, which shall be reduced in proportion to the reduction in the Vesting Period; or

14.3.4	the Units will not Vest but will be automatically exchanged on the same basis as under clause 16.1.2.

14.4
For the avoidance of doubt, a Participant who is transferred from one Employer Company to another within the Group shall not be treated as having terminated his employment or ceasing to be employed by an Employer Company for purposes of the DSP.

Executives

14.5	In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:

14.5.1	Ill-health (this ground also applies where a Participant is unable to attend work for a period of 6 (six) calendar months or more), as evidenced to the satisfaction of Remco;

14.5.2	Retirement (evidenced to the satisfaction of Remco);

14.5.3	mutual agreement between the Participant and the Employer Company; or

14.5.4	Retrenchment,

the Participant may continue to hold his Units notwithstanding the termination of his employment. The Vesting Date for the purpose of clause 9.1 will remain unchanged.

Key Employees

14.6	In the event that a Participant ceases to be employed by an Employer Company prior to the Vesting Date due to:

14.6.1	Ill-health (this ground also applies where a Participant is unable to attend work for a period of 6 (six) calendar months or more), as evidenced to the satisfaction of Remco;

14.6.2	Retirement (evidenced to the satisfaction of Remco);

14.6.3	mutual agreement between the Participant and the Employer Company; or

14.6.4	Retrenchment,

the Vesting Date for the purpose of clause 9.1 will be accelerated and the Participant shall be entitled to receive a number of Shares, which shall be reduced in proportion to the reduction in the Vesting Period.

14.7
Where a Participant ceases to be employed by an Employer Company in accordance with the provisions of clauses 14.2 to 14.6 above (i.e. on a “no fault” basis) any Vested Units (to the extent Shares are not automatically delivered pursuant to such clause) may be exercised at any time during the period of 6 (six) months following the date of cessation of employment or, if later, 6 (six) months following the date such awards become Vested (the “Extended Exercise Period”). A Participant’s Vested Units will lapse if not exercised during the Extended Exercise Period.

14.8
Where a Participant ceases to be employed by an Employer Company for any other reason (i.e. in accordance with the provisions of clause 14.1 above or on a “fault” basis) any Vested Units will lapse if not exercised during the Exercise Period (which shall terminate on the date on which the Participant ceases to be employed by an Employer Company).

15.	COSTS AND EMPLOYEES’ TAX

15.1
Prior to the Vesting Date, all costs and expenses relating to the DSP, including for the avoidance of doubt, all costs relating to the administrator (“Costs”) will be for the Company’s account. The Company shall recover the Costs from the appropriate Employer Company.

15.2	After the Vesting Date, all Costs will be for the Participant’s account.

15.3	The Participant shall be liable for all Employees’ Tax payable as a result of benefits due to him in terms of the DSP.

15.4
The Employer Company will instruct the Broker to sell a sufficient number of the Shares from the Participant’s Brokerage Account to cover the Participant’s Employees’ Tax liability and to remit the proceeds to the account stipulated by the Employer Company, who will pay the Employees’ Tax to the relevant tax authority (unless the Participant tenders the cash amount of the Employees’ Tax to the Employer Company in advance). Any excess proceeds from the sale of the Shares will be paid to the Participant.  Notwithstanding the foregoing, Remco may also provide that, or permit the Participant to elect that, a number of Shares with a fair market value equal to the Employees’ Tax incurred in connection with an Exercise will be retained by the Company and not delivered to the Participant in order to satisfy such Employees’ Tax.

15.5
The Participant agrees that the Broker is entitled to sell the Shares, or that the Company is entitled to withhold Shares, as applicable, to discharge the Employees’ Tax payable as a result of benefits due to him in terms of the DSP in accordance with the provisions of this clause 15.

16.	TAKEOVERS / RECONSTRUCTION

16.1	To the extent that the Company is involved in a merger, takeover or similar corporate action, Remco may decide:

16.1.1
to reduce the Vesting Period and bring forward the Vesting Date as part of such transaction, which will entitle the Participant to receive a pro-rated portion of his Shares on the accelerated Vesting Date, and the portion of the Units that do not Vest as part of such transaction will, unless the Remco determines otherwise, be exchanged into a new award that confers a right to acquire shares in the company (or another body corporate associated with that company) that acquires the Company to the extent possible, or such other form of award, so far as practicable in the Remco’s opinion, equivalent to the Units; or

16.1.2
to replace the Units with benefits in terms of a similar scheme; provided that such replacement benefits must put the Participant in a similar position to the position he was in immediately before the replacement benefits accrued to the Participant.

16.2
For the avoidance of doubt, the provisions of this clause 16 do not apply to Participants who are no longer employed by an Employer Company but are entitled to continue to participate in the DSP (in terms of clause 14).

17.	CAPITALISATION / REORGANISATION

17.1
In the event of a rights issue, consolidation, subdivision, capitalisation issue, a special dividend, reduction of capital or other variation of the Shares, the number of each Participant’s Units calculated in terms of the DSP shall be varied in such manner as Remco shall determine to be in its opinion fair and reasonable. In making such determination, Remco shall ensure that, as far as possible in the circumstances, a Participant is not prejudiced or given benefits beyond those provided for in terms of the DSP.

17.2
The aggregate number of Shares that may be utilised for an individual Participant or for the DSP as prescribed in clauses 10.1 and 10.2, shall be adjusted proportionately in the event of a rights issue, consolidation, subdivision, reduction or other variation of the Shares as contemplated in clause 17.1 above.

17.3	Remco may take such steps as they consider necessary to notify the Participants of any adjustment made under this clause 17 and to implement such adjustment.

17.4
It is recorded that the issue of Shares as consideration for an acquisition, the issue of Shares for cash and the issue of Shares for a vendor consideration placing will not be regarded as a circumstance requiring adjustment to clauses 10.1 and 10.2.

17.5	Any adjustment made in accordance with clause 17.2 above, must be reported on in the Company’s annual financial statements in the year during which the adjustment is made.

18.	Remco’s Discretion

Where the DSP refers to the discretion of Remco, such discretion shall be sole, absolute and unrestricted unless the contrary is expressed, provided that if Remco delegates the authority to exercise discretion, the discretion should be exercised in terms of a Remco approved policy.

19.	DATA PROTECTION

During an Employee’s participation in the DSP, the Company will have access to and process, or authorise the processing of, Personal Data held and controlled by any Group Member and relating to employees of any Group Member. Each Group Member will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data. Any Group Member and its employees and agents may from time to time hold, process and disclose Employees’ Personal Data in accordance with the terms of the Company’s employee privacy notice and data protection policy in force from time to time.

20.	AMENDMENT

20.1
The DSP may be amended in any respect by the shareholders of the Company passing a resolution, requiring a 75% (seventy five per cent.) majority of the votes cast in favour of the resolution by all the shareholders present or represented by proxy at the general meeting to approve such resolution.

20.2
Notwithstanding the generality of clause 20.1, no amendment or alteration shall be made that would adversely affect a Participant’s existing rights under the DSP and his likely position relative to other holders of Shares. This does not, in any way, restrict the provisions set out in clause 13. In particular, subject to clause 20.3, no amendment can be made to the:

20.2.1	category of Employees that are eligible to participate in the DSP;

20.2.2	DSP limit in clause 10.2;

20.2.3	Participant limit in clause 10.1;

20.2.4	amount payable by a Participant for the Units (if any);

20.2.5	voting, dividend, transfer and other rights (including those arising on liquidation of the Company) attaching to Shares;

20.2.6	basis on which Allocations are made;

20.2.7	treatment of Allocations in instances of mergers, takeovers or corporate actions;

20.2.8	termination rights of Participants; and

20.2.9	terms of this clause 20.2,

without prior approval by resolution requiring a 75% (seventy five per cent.) majority of the shareholders of the Company in general meeting; provided that Participants will only be permitted to vote in respect of Shares which they already hold (i.e. which Shares were not acquired pursuant to the DSP).

20.3	Clauses 20.1 and 20.2 will not apply to any amendment which is:

20.3.1
effective after the date the Company no longer qualifies as a Foreign Private Issuer and that does not require approval of the Company’s shareholders under any applicable Listing Requirement, provided that no such amendment will adversely affect a Participant’s rights under outstanding Allocations;

20.3.2	minor and to benefit the administration of the DSP;

20.3.3	to take account of any changes in legislation; or

20.3.4	to obtain or maintain favourable Tax, exchange control or regulatory treatment for the Company, any Employer Company or any present or future Participant.

21.	SECTION 409A

21.1
It is intended that the provisions of the DSP comply with Section 409A, and all provisions of the DSP shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

21.2
No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the DSP to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under the DSP may not be reduced by, or offset against, any amount owing by any such Participant to any company within the Group.

21.3
If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an award under the DSP constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period.  Such amount shall be paid without interest, unless otherwise determined by Remco, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant. For purposes of Section 409A, any right to a series of instalment payments under any award shall be treated as a right to a series of separate payments.

21.4
Notwithstanding any provision of the DSP to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any award under the DSP as the Company deems necessary or desirable to avoid the imposition of Taxes or penalties under Section 409A.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all Taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an award (including any Taxes and penalties under Section 409A), and neither the Company nor any other company in the Group shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such Taxes or penalties.

22.	GENERAL

22.1
To the extent that shareholder approval is required to authorise any performance by the Group as contemplated in the DSP, such performance shall only take place once the requisite shareholder approval has been obtained. To the extent that the requisite shareholder approval is not obtained, Remco shall exercise its discretion in determining the appropriate response. In certain circumstances, Remco may be obliged to inform the Participants that their rights under the DSP have been postponed or forfeited. The Company will not be liable for any loss that may be suffered by the Participant as a result of such postponement or forfeiture.

22.2
Despite the occurrence of a Vesting Date and/or the delivery of Shares, all Participants shall be subject to the Group’s policies and procedures relating to trading in the Company’s securities, FSMA and any other applicable law or regulation and no Participant shall undertake any action in respect of that Participant’s Shares that will cause the Company to breach its obligations in terms of FSMA or any other applicable law or regulation.

22.3
The Company will ensure that no Shares are acquired for the DSP at a time when such acquisition is prohibited by the provisions of FSMA or any other applicable law or regulation. To the extent that the Company is unable to deliver the Shares to a Participant as a result of the provisions of FSMA or any other applicable law or regulation, the Company will deliver the Shares to the Participant as soon as possible after the restriction is lifted; provided that the Company will not be liable for any loss that may be suffered by the Participant as a result of the postponement of delivery in terms of this clause 22.3.

22.4
Whilst the companies in the Group will make every effort to purchase and/or issue the Shares within a reasonable period of time for purposes of satisfying their obligations under the DSP, they do not guarantee that they will be able to do so within set time periods. As such, the Group will not be liable for any loss that may be suffered by the Participant as a result of any fluctuations in the Share price, or for any other reason.

22.5
In the event that a company within the Group holds Shares for the purposes of satisfying potential obligations arising from the DSP, that company will not be permitted to exercise any voting rights attaching to those Shares.

22.6
The receipt of an Allocation in any year by a Participant does not create any rights and/or expectations that the same Participant shall be entitled to any further Allocations in any subsequent years. An Employee’s eligibility to receive Allocations shall be determined annually by Remco.

22.7
Any dispute arising under the DSP shall be referred to the Group Chief Executive. In the event that the Group Chief Executive is unable to resolve the dispute it shall be referred to the Chairman of Remco who shall decide thereon, and that decision shall be final and binding on all parties to the dispute. However, if the dispute relates, directly or indirectly, to (i) either the Group Chief Executive or the Chairman of Remco, the dispute shall be referred to the Chairman of the Board or, if necessary to comply with Section 16 of the U.S. Exchange Act or the Listings Requirements, Remco or the full Board, who shall decide thereon and that decision shall be final and binding on all parties to the dispute or (ii) any Executive Officer other than the Group Chief Executive, the dispute shall be referred to Remco, which shall decide thereon and that decision shall be final and binding on all parties to the dispute.

22.8
The DSP and participation in it shall not form part of any contract of employment between any Employer Company and any Employee and the rights and obligations of any individual under the terms of his office or employment with the Employer Company shall not be affected by his participation in the DSP. This DSP shall afford an individual no additional rights to compensation or damages for any loss or potential loss which he may suffer (by reason of being unable to receive Shares or otherwise) in consequence of the termination of any office or employment within the Group for any reason whatsoever, regardless of whether such termination of employment was lawful, unlawful, fair or unfair.

22.9
The DSP shall not confer on any person any legal or equitable rights (including, for the avoidance of doubt, any voting rights or rights to receive dividends) against any Employer Company directly or indirectly, or give rise to any cause of action at law or in equity against any Employer Company.

22.10	Shares may only be issued or purchased for the DSP once a Participant or group of Participants to whom they will be allocated, have been formally identified.

22.11
To the extent necessary for the proper interpretation of the DSP, any references herein to “Shares” shall be deemed to include references to American Depository Receipts or similar instruments, as applicable, and any references to a Broker or a Brokerage Account shall include any other entity that holds Shares, American Depository Receipts or similar instruments on behalf of Participants in respect of their participation in the DSP to the extent facilitated, managed or administered by any Group Member (and for the avoidance of doubt, shall exclude any personal brokerage or similar account of a Participant).

22.12	The DSP will be governed by and construed in accordance with the laws of England and Wales.

Annexure A

ALLOCATION POLICY AND PERFORMANCE CONDITIONS FOR 2023

1.	DEFINITIONS

For purposes of these rules:

1.1	unless otherwise stated or the context indicates otherwise, all words and expressions defined in the DSP shall have the same meaning herein;

1.2	the following words and expressions shall, unless the context requires otherwise, have the meanings assigned thereto:

1.2.1	“Base Pay”	means a Participant’s annual base salary before Tax (excluding benefits and bonuses) as at 31 December;

1.2.2	“On-Target Percentage”	means the percentage set out in the incentive parameters table in clause 2.6 below;

1.2.3	“Performance Modifier”	means the annually agreed Remco approved performance metrics set out in clause 2.5 below and the Allocation Notice; and

1.2.4	“Threshold and Maximum Percentage”	means the percentage set out in the incentive parameters table in clause 2.6 below.

2.	ALLOCATION AND VESTING PERIODS

2.1
Remco shall consider which Employees are most able to assist the Company in reaching the objectives set out in clause 2 of the DSP. If it is determined by Remco that a particular Employee will not assist the Company in reaching its objectives, such Employee shall not qualify as a Participant.

2.2
Should Remco not be satisfied with an Employee recommended by an Employer Company or with an On-Target Percentage recommended to it in respect of any Employee (as set out in the incentive parameters table in clause 2.6 below), it may, in its discretion, refuse to allocate to the Employee and/or allocate a lower On-Target Percentage, as it deems appropriate and may enter into discussions with any person (other than the relevant Employee involved) that Remco believes will be able to assist it in exercising its discretion.

2.3	Allocations shall not be calculated using percentages in excess of the maximum Percentages (depending on the Role), indicated in the incentive parameters table referred to in clause 2.6 below.

2.4
Allocations are determined by applying the Company and Individual weighting to the Employee as defined by their level/ role in the organisation. This determines the extent to which an Employee is exposed to either the overall Company performance or their Individual performance as defined in their individual Key Performance Indicators (KPIs). The weightings are as per the table below:

Role	Company performance weighting	Individual performance weighting
Chief Executive Officer	80%	20%
Chief Financial Officer
Other Chief Officers

2.5
For 2023 the Company performance will be measured by the following Remco approved measures. These will be reviewed and the performance targets adjusted in line with the business strategy and stakeholder requirements on an annual basis:

2023 Performance measure for Stratum IV and above		Target weighting
Financial measures	Relative Total Shareholder Return (measured in US$)	20.00%
	Normalised Cash Return on Equity (nCROE)	15.00%
	Production	15.00%
	Cash Costs	10.00%
	All in Sustaining Costs	5.00%
Future optionality measures	Ore reserve additions excluding depletion, asset sales, mergers and acquisitions	5.50%
	Mineral resources additions excluding depletion, asset sales, mergers and acquisitions	5.50%
ESG and People measures	-Safety -Health -Environment -Community -People	24.00%
TOTAL		100.00%

2.6
Informing the performance calculation, the payout parameters, as determined by the comparator market and the remuneration policy are applied. Achievement below a threshold performance on Company achievement and/ or individual performance will result in no incentive or share allocation. All allocations are directly linked to performance. The performance payout ranges are defined as per the table below:

	Cash	Shares	Total Incentive	Cash	Shares	Total Incentive	Cash	Shares	Total Incentive

Level	Threshold Achievement			On Target Achievement			Maximum Achievement

Chief Executive Officer	50.00%	100.00%	150.00%	100.00%	200.00%	300.00%	150.00%	300.00%	450.00%
Chief Financial Officer	42.50%	92.50%	135.00%	85.00%	185.00%	270.00%	127.50%	277.50%	405.00%
OtherChief Officers	37.50%	87.00%	124.50%	75.00%	174.00%	249.00%	112.50%	261.00%	373.50%

2.7	Delivery is based on the following performance calculation:

Cash – year 1:

Base Pay X Performance Weighting (Individual) X On - Target Cash Percentage X Individual Performance Modifier (KPI’s)
+
Base Pay X Performance Weighting (Company) X On - Target Cash Percentage X Company Performance Modifier

Shares – year 2 to year 6 – (shares delivered over 5 years 20% per year):

Base Pay X Performance Weighting (Individual) X On - Target Shares Percentage X Individual Performance Modifier (KPI’s)
+
Base Pay X Performance Weighting (Company) X On - Target Shares Percentage X Company Performance Modifier

2.8
The Allocation Policy and Performance Conditions may be changed in subsequent years, provided that the Allocation Policy is in line with prevailing market benchmarks, that the Performance Conditions are no less “stretching” than those detailed above, and that consultation with shareholders will precede any significant changes. The Allocation Policy and Performance Conditions will be published each year in the Remuneration Policy.